Exhibit 99.1

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News Release

For Immediate Release	For Further Information, Contact:
October 26, 2021	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES EASTGATE PARK IN PRAGUE
(PRAGUE, CZECH REPUBLIC) – Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has acquired Eastgate Park. This property is the 17th industrial asset in the Hines Global portfolio and is 99% leased.
The 39,000-square-meter last-mile logistics facility is situated in an established industrial zone surrounding Průmyslová (“Industrial”) street in Štěrboholy – a well-known and sought-after industrial area within the Prague metro area. Eastgate Park’s premier last mile location benefits from excellent links to the motorway network, allowing it to service 95% of Prague’s population within a 30-minute drive and making this project attractive for last-mile logistics, e-commerce and parcel delivery occupiers.
“The Czech Republic is proving to be an important and growing market for industrial tenants,” said Mietek Godzisz, senior managing director in the Hines Prague Office. “We have strong conviction about future growth here. Eastgate Park is a best-in-class business park in one of the Czech Republic’s most robust markets.”
David Bouck, director of the Charnwood Company and the seller of the Eastgate Park added, “After several years of targeted investment and upgrades, as well as the recent construction of over 7,000 square meters of new storage and flex buildings, we have converted the project into an exceptionally well located last-mile property. I am pleased that Hines Global has chosen this asset to be their investment into the growing Czech industrial market.”
Omar Thowfeek, managing director, investments of Hines Global, concluded, “The area’s sizable labor pool for flex and distribution-focused warehouse space, combined with the prime location, make Eastgate Park a strong long-term last-mile distribution location and solid addition to the existing Hines Global portfolio.”
Hines Global is diversified by geography and real estate asset class, with a focus on strategic sectors and markets. Its $2.3 billion portfolio is 95% leased. Its industrial allocation, which makes up roughly half of the portfolio’s value, now includes the Czech Republic along with the United States, Netherlands, United Kingdom, Poland, Germany and Spain.
Hines has been investing and developing in the industrial real estate sector since 1957 with more than 341 projects in 14 countries. Globally, the firm has acquired 45 million square feet of space and developed 49 million square feet (with 9.9 million square feet of projects currently in design or under development) in the industrial sector.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 255 cities in 27 countries. Hines oversees investment assets under management totaling approximately $83.6 billion¹. In addition, Hines provides third-party property-level services to more than 367 properties totaling 138.3 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,486 properties, totaling over 492 million square feet. The firm currently has more than 171 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of June 30, 2021.

The Charnwood Company
The Charnwood Company (www.charnwood.cz) is a Prague based owner, developer, investor, and asset manager of institutional real estate. The company maintains a strong local team of qualified professionals with proven experience in commercial real estate in Czech Republic.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential for growth in the Czech Republic, the potential long-term performance of this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.